Exhibit 1(d)

[Translation]

SHARE HANDLING REGULATIONS

MITSUBISHI UFJ FINANCIAL GROUP, INC.

CHAPTER I.

GENERAL PROVISIONS

(Purpose)

Article 1.

The denomination of share certificates of the Company and the handling with respect to shares and stock acquisition rights, and fees therefor shall be governed by these Regulations in accordance with Articles 13 of the Articles of Incorporation. Provided, however, that the handling of beneficial shareholders shall be governed by the provisions as prescribed by Japan Securities Depository Center, Inc. (hereinafter referred to as the “Center”) as well as by these Regulations.

(Share Transfer Agent)

Article 2.

The Company’s share transfer agent, its handling office and liaison offices shall be as follows:

Share Transfer Agent	:	Mitsubishi UFJ Trust and Banking Corporation 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Office	:	Mitsubishi UFJ Trust and Banking Corporation Corporate Agency Division 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Liaison Offices	:	All branch offices in Japan of Mitsubishi UFJ Trust and Banking Corporation

(Denomination of Share Certificates)

Article 3.

1.	Share certificates to be issued by the Company shall be in four (4) denominations of one hundred (100) shares, one thousand (1,000) shares, ten thousand (10,000) shares and one hundred thousand (100,000) shares. Provided, however, that a share certificate indicating any number of shares other than those mentioned above may be issued, if necessary.

2.	Shareholders may not request the issuance of share certificates representing any number of fractional unit shares, except pursuant to the provisions of Article 14 (Request for Issuance of Share Certificates Placed in Non-Possession Status) and Article 28 (Reissuance due to Mutilation, Defacement or Completion of Columns for Entry) hereof.

(Matters to be described in Share Certificates)

Article 4.

In addition to the matters provided by laws and regulations, the names of the shareholders, the issuance date of the share certificates and the date of incorporation of the Company shall be described on the certificates issued by the Company.

(Method of Making Requests, Notifications, Etc.)

Article 5.

1.	All requests, notifications, applications or proposals pursuant to these Regulations shall be made in the form prescribed by the Company, bearing the seal impressions notified pursuant to the provisions of Article 15 hereof.

2.	In case any request, notification, application, or proposal as described in the preceding paragraph is made by a proxy or requires consent of a protector (hosanin) or an assistant (hojonin), a document evidencing the authority of such proxy; or such consent, respectively, shall be submitted.

3.	In addition to the preceding paragraphs, in case the Company deems it necessary, certificates, etc. shall be submitted related to any request, notification, application or proposal pursuant to these Regulations.

CHAPTER II.

ENTRIES OR RECORDS, ETC. IN REGISTER OF SHAREHOLDERS

(Registration of Transfer)

Article 6.

1.	In case of a request for entries or records in the register of shareholders (hereinafter referred to as the “Registration of Transfer”), a written request therefor shall be submitted together with the share certificates concerned.

2.	In case a request for the Registration of Transfer is made with respect to the shares acquired for any reason other than assignment, such as inheritance, merger and others, a written request therefor shall be submitted together with the share certificates concerned and a document evidencing the cause for such acquisition. Provided, however, that in case no share certificates for such shares have been issued, the submission of share certificates shall not be required.

(In Case of Registration of Transfer Required Special Procedures by Laws and Regulations)

Article 7.

If any special procedure is required to be followed by laws and regulations in connection with transfer of shares, a written request therefor shall be submitted together with the share certificates concerned and a document evidencing the completion of such procedure.

(Entries or Records in Ledger of Stock Acquisition Rights)

Article 8.

In case of a request for entries or records in the register of stock acquisition rights, a written request therefor shall be submitted.

CHAPTER III.

REGISTER OF BENEFICIAL SHAREHOLDERS

(Entries or Records in Register of Beneficial Shareholders)

Article 9.

Entries or records in the register of beneficial shareholders shall be made pursuant to the notices concerning the beneficial shareholder tendered by the Center and the beneficial shareholder’s form designated by the Center.

(Integration)

Article 10.

In case a shareholder entered or recorded in the register of shareholders and a beneficial shareholder entered or recorded in the register of beneficial shareholders are identified as the same person according to the address and name, the number of shares of each of such shareholders shall be integrated with respect to the exercise of the shareholder’s rights in respect of the same class of share.

CHAPTER IV.

PLEDGES AND TRUST

(Registration of Pledges, Transfer or Cancellation Thereof)

Article 11.

In case of a request for the registration of pledges on shares, transfer or cancellation thereof, a written request therefor with the names and seals of both a pledgor and a pledgee affixed thereto shall be submitted together with the share certificates concerned.

(Recordation of Shares Held in Trust or Cancellation Thereof)

Article 12.

In case of a request for the recordation of shares held in trust or cancellation thereof, a written request therefor shall be submitted either by a trustor or a trustee together with the share certificates concerned.

CHAPTER V.

NON-POSSESSION OF SHARE CERTIFICATES

(Application for Non-Possession of Share Certificates)

Article 13.

In case an application for non-possession of share certificates is made, a written application therefor shall be submitted together with the share certificates concerned. Provided, however, that in case no share certificates concerned have been issued, the submission of share certificates shall not be required.

(Request for Issuance of Share Certificates Placed in Non-Possession Status)

Article 14.

In case a shareholder who previously applied for non-possession of share certificates subsequently requests the issuance of such share certificates, a written request therefor shall be submitted.

CHAPTER VI.

NOTIFICATIONS

(Notification of Address, Name and Seal Impression)

Article 15.

1.	Shareholders, beneficial shareholders and registered share pledgees or their statutory agents shall notify the Company of their addresses, names and seal impressions. Provided, however, that foreigners may substitute their specimen signatures for seal impressions.

2.	In case of a change in the matters notified pursuant to the preceding paragraph, such change shall be notified.

(Notification of Nonresident Shareholders, etc.)

Article 16.

1.	Shareholders, beneficial shareholders and registered share pledgees or their statutory agents residing in foreign countries shall, in addition to the procedures set forth in the preceding article, either appoint their standing proxies in Japan or designate their mailing addresses in Japan for receiving notices and notify the Company thereof.

2.	The provisions of the preceding article shall apply mutatis mutandis to standing proxies.

(Representative of Corporation)

Article 17.

1.	In case a shareholder, a beneficial shareholder or a registered share pledgee is a corporation, one (1) representative of such corporation shall be notified.

2.	In case of a change of the representative notified pursuant to the preceding paragraph, a written notification thereof shall be submitted together with an extract copy of the commercial register.

(Representative of Co-owned Shares)

Article 18.

Shareholders or beneficial shareholders who co-own shares shall appoint one (1) representative on their behalf and submit a notification thereof with the names and seals of all the co-owners affixed thereto. The same shall apply to the case of any change in the representative.

(Representative of Unincorporated Association)

Article 19.

1.	In case a shareholder, a beneficial shareholder or a registered share pledgee is an unincorporated association, one (1) representative of such association shall be notified.

2.	In case of a change of the representative notified pursuant to the preceding paragraph, a written notification thereof shall be submitted.

(Change in Entries in Register of Shareholders and in Register of Beneficial Shareholders, and in Indication on Share Certificates)

Article 20.

In case of any change in entries in the register of shareholders or in the register of beneficial shareholders, and in indication on share certificates for any of the following reasons, a written notification thereof shall be submitted together with the share certificates concerned and a document evidencing the relevant fact. Provided, however, that in case no share certificates concerned have been issued and in case of any change in entries in the register of beneficial shareholders, the submission of share certificates shall not be required.

(1)	Change in family name or given name;

(2)	Establishment of, alteration in, or removal of a person in parental authority, a guardian (koukennin) and any other statutory agents;

(3)	Change in trade name or corporate name; and

(4)	Change in corporate organization.

(Method for Notifications by Beneficial Shareholders)

Article 21.

Any notification to be made by a beneficial shareholder or a statutory agent thereof as provided for in this Chapter shall be made through a participant (hereinafter referred to as the “Participant”) in the Center. Provided, however, that change of notified seal impression shall not required to be notified through the Participant.

(Method for Notifications concerning Holders of Stock Acquisition Rights)

Article 22.

In case of a change in the matters notified concerning a holder of stock acquisition rights, such change shall be notified.

CHAPTER VII.

REGISTRATION OF LOST SHARE CERTIFICATES

(Request for Registration of Lost Share Certificates)

Article 23.

A person who requests registration of the lost share certificates shall so request by submitting a written request therefor in the form prescribed by the Company together with a document evidencing that such person had possessed the share certificates with respect to the request for the registration of the lost share certificates since the acquisition date entered in the register of shareholders and a document evidencing the fact of the lost share certificates, and a document for identification of the requesting person. Provided, however, that in case the person who requests the registration of the lost share certificates is a person who is entered or recorded in the register of shareholders as a shareholder or a registered share pledgee of the shares with respect to such share certificates (hereinafter referred to as the “Nominee”), a document evidencing the fact of having possessed the share certificates and a document for identification shall not be required.

(Application for Cancellation by Registrant of Lost Share Certificates)

Article 24.

In case a registrant of lost share certificates applies for cancellation of the registration made pursuant to the preceding article, a written application therefor in the form prescribed by the Company shall be submitted.

(Application for Cancellation by Person Possessing Share Certificates)

Article 25.

In case a person who possesses the share certificates for which registration of the lost share certificates is made (excluding registrants of lost share certificates) applies for cancellation of such registration of the lost share certificates, the application form therefor in the form prescribed by the Company shall be submitted together with the share certificates concerned and a document for identification of the applicant. Provided, however, that in case of the application by a Nominee, a document for identification of such Nominee shall not be required.

(Application of Notifications mutatis mutandis)

Article 26.

If a registrant of lost share certificates is not a Nominee, the provisions of Article 15 to Article 20 hereof shall apply mutatis mutandis to the case of any change in the entries or records in the register of lost share certificates.

CHAPTER VIII.

REISSUANCE OF SHARE CERTIFICATES

(Reissuance due to Split or Consolidation of Share Certificates)

Article 27.

In case of a request for the reissuance of new share certificates due to split or consolidation of share certificates, a written request therefor shall be submitted together with the share certificates concerned.

(Reissuance due to Mutilation, Defacement or Completion of Columns for Entry)

Article 28.

In case of a request for the reissuance of share certificates due to mutilation or defacement, or filled-up of columns for entry, a written request therefor shall be submitted together with the share certificates concerned. Provided, however, that in case it is difficult to ascertain the authenticity of such share certificates, the procedures for the registration of the lost share certificates shall be applied.

(Automatic Consolidation of Certificates for Fractional Unit Shares)

Article 29.

Certificates for fractional unit shares submitted for a registration of a transfer of shares shall, whenever the aggregate number of shares represented by such certificates amounts to a full unit or an integral multiple of a unit, be consolidated into full unit share certificates, unless the party requesting such registration has instructed otherwise.

CHAPTER IX.

PURCHASE OF FRACTIONAL UNIT SHARES

(Request for Purchase of Fractional Unit Shares)

Article 30.

1.	In case a shareholder or a beneficial shareholder requests the Company to purchase fractional unit shares, a written request therefor shall be submitted to the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof, together with the share certificates concerned. Provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

2.	The handling of purchase requests made by beneficial shareholders shall be governed by the provisions as prescribed by the Center.

3.	Any shareholder who has requested the purchase of fractional unit shares by the Company as described in Paragraph 1 may not revoke such request.

(Determination of Purchase Price)

Article 31.

The purchase price of fractional unit shares shall be the amount equivalent to the closing price per share of the shares of the Company as reported by the Tokyo Stock Exchange on the day when a written request for purchase reaches the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof, multiplied by the number of such fractional unit shares. Provided, however, that if there is no trading of the shares of the Company effected on such day or if such day falls on a day when the Tokyo Stock Exchange is closed, such closing price shall be deemed the amount equivalent to the first trading price per share effected thereafter.

(Payment of Proceeds from Purchase)

Article 32.

1.

The Company shall pay to the shareholder who requested for purchase of fractional unit shares the amount equivalent to the purchase price as calculated pursuant to the preceding article after deducting the handling fees set forth in Article 50 hereof within six (6) business days from the day immediately following the day on which the purchase price is determined unless the Company otherwise determines. Provided, however, that if the purchase price reflects the right to receive dividends from surplus or shares arising from a stock split, etc., such purchase price shall be paid by the record date.

2.	If applied by the shareholder who requested for purchase of fractional unit shares, the proceeds from purchase may be paid by transfer to a bank account designated by him/her or by postal transfer cash payment. In such cases, payment of the proceeds from purchase is deemed to be completed when the procedures for such transfer or the procedures for dispatch of the postal transfer payment form are taken.

(Transfer of Title to Shares Purchased)

Article 33.

The title to the fractional unit shares for which a request for purchase is made shall be transferred to the Company on the day when the payment of the proceeds from purchase, as prescribed in the preceding article, has been completed.

CHAPTER X.

PURCHASE OF ADDITIONAL FRACTIONAL UNIT SHARES BY FRACTIONAL UNIT SHAREHOLDERS

(Request for Purchase of Additional Fractional Unit Shares by Fractional Unit Shareholders)

Article 34.

1.	In case a shareholder or a beneficial shareholder holding fractional unit shares makes a request for the Company to sell to such fractional unit shareholder shares held by the Company in the number as will constitute one (1) full unit of shares when added to the fractional unit shares held by such shareholder (hereinafter referred to as the “Request for Additional Purchase”), a written request therefor in the form prescribed by the Company shall be submitted to the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof, together with the share certificates concerned and the advance payment as provided for in the following article. Provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

2.	The handling of the beneficial shareholders’ Requests for Additional Purchase shall be governed by the provisions as prescribed by the Center.

3.	Any shareholder who has made the Request for Additional Purchase as described in Paragraph 1 may not revoke such request.

(Advance Payment)

Article 35.

The advance payment shall be the amount obtained by multiplying the closing price per share of shares of the Company as reported by the Tokyo Stock Exchange on the business day immediately preceding the day on which a written request for additional purchase is accepted at the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof by the number of shares requested for additional purchase and multiplying the result by 1.3. Any fraction less than one thousand (1,000) yen resulting therefrom shall be rounded up. Provided, however, that if there is no trading of the shares of the Company effected on such day or if such day falls on a day when the Tokyo Stock Exchange is closed, such closing price shall be deemed the amount equivalent to the closing price per share of shares of the Company of the trading effected on the day immediately preceding such day.

(Restriction on Request for Additional Purchase)

Article 36.

If an aggregate number of fractional unit shares for which the Requests for Additional Purchase are made on the same day exceeds the number of shares owned by the Company which shall be transferred, the Company shall not transfer any fractional unit share for any of the Requests for Additional Purchase made on such day.

(Effective Date of Request for Additional Purchase)

Article 37.

Requests for Additional Purchase shall be deemed to be made on the day when a written request as described in Article 34 hereof and the advance payment as described in Article 35 hereof are accepted at the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof .

(Determination of Additional Purchase Price)

Article 38.

The additional purchase price of fractional unit shares shall be the amount equivalent to the closing price per share of the shares of the Company as reported by the Tokyo Stock Exchange on the day when a written request for additional purchase and the advance payment are accepted at the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof, multiplied by the number of such fractional unit shares. Provided, however, that if there is no trading of the shares of the Company effected on such day or if such day falls on a day when the Tokyo Stock Exchange is closed, such closing price shall be deemed the amount equivalent to the first trading price per share effected thereafter.

(Receipt of Proceeds from Additional Purchase and Transfer of Title to Shares Additionally Purchased)

Article 39.

1.	The Company shall receive a total amount of the additional purchase price, the handling fees set forth in Article 50 hereof and the consumption tax incurred in connection with such handling fees (hereinafter referred to as the “Proceeds from Additional Purchase”) out of the advance payment within six (6) business days from the day immediately following the day on which the additional purchase price has been determined (in case a request for a payment of the deficiency pursuant to Article 41, Paragraph 1 hereof is made, the day on which the deficiency has been paid.). Provided, however, that if the additional purchase price reflects the right to receive dividends from surplus or shares arising from a stock split, etc., the Proceeds from Additional Purchase shall be received by the record date.

2.	The title to the fractional unit shares which shall be transferred by the Company upon a Request for Additional Purchase shall be transferred from the Company to the shareholder who made a Request for Additional Purchase on the day when the Company receives the Proceeds from Additional Purchase.

(Clearing-off of Advance Payment)

Article 40.

1.	The Company shall, without delay, repay a surplus amount after the Proceeds from Additional Purchase have been deducted from the advance payment to the shareholder who made such Request for Additional Purchase, on and after the day when the title to such fractional unit shares is transferred as provided for in Paragraph 2 of the preceding article.

2.	No interest shall accrue on the advance payment.

(Handling of Deficit in Advance Payment)

Article 41.

1.	If the amount of the advance payment is deficient in the Proceeds from Additional Purchase, the Company shall charge the deficit to the shareholder who made a Request for Additional Purchase.

2.	In case no provisions of cash for the deficit have been made within five (5) business days from the day immediately following the day on which it has been charged, the relevant Request for Additional Purchase shall be deemed cancelled.

3.	In case of the preceding paragraph, the Company shall, without delay, repay the advance payment to the shareholder who made a Request for Additional Purchase.

(Delivery of Share Certificates)

Article 42.

1.	The Company shall, without delay, issue share certificates for the shares which constitute one (1) full unit of shares following the Request for Additional Purchase and deliver such share certificates to the shareholder who made a Request for Additional Purchase.

2.	The handling of beneficial shareholders’ Requests for Additional Purchase shall be governed by the provisions as prescribed by the Center.

(Suspension of Acceptance of Request for Additional Purchase)

Article 43.

1.	The Company shall suspend acceptance of Requests for Additional Purchase during the period from twelve (12) business days reckoned from March 31 to March 31 of each year, and the period from twelve (12) business days reckoned from September 30 to September 30 of each year.

2.	In addition to the case provided for in the preceding paragraph, when the Company deems necessary, the Company may suspend acceptance of Requests for Additional Purchase.

CHAPTER XI.

PREFERRED SHARES

(Method for Request for Acquisition of Preferred Shares)

Article 44.

1.	In case of a request to the Company for acquisition of Class 6 Preferred Shares (the First to the Fourth Series), Class 7 Preferred Shares (the First to the Fourth Series), Class 8 Preferred Shares, Class 11 Preferred Shares and Class 12 Preferred Shares, in exchange for ordinary shares of the Company (hereinafter referred to as the “Ordinary Shares”) in the number as is calculated by the formula set forth in Article 20 of the Articles of Incorporation, a written request therefor set forth by the Company together with the share certificates of the relevant Preferred Shares (hereinafter referred to as the “Preferred Share Certificates”) shall be submitted to the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof. Provided, however, that in case no Preferred Share Certificates concerned have been issued, the submission of Preferred Share Certificates shall not be required.

2.	In case a beneficial shareholder makes a request provided for in the preceding paragraph, such request shall be made through the Participant and the Center.

3.	The request provided for in Paragraph 1 of this article may not be cancelled after submitting the written request therefor.

(Effect of Request for Acquisition of Preferred Shares)

Article 45.

The request set forth in the preceding article shall come into effect when the written request therefor together with the Preferred Share Certificates concerned reaches the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof.

(Notice or Public Notice of Change in Acquisition Price and Delivery Ratio of Preferred Shares)

Article 46.

In case the acquisition price or the delivery ratio included in the terms of the acquisition of Preferred Shares provided for in Article 19 of the Articles of Incorporation shall be reset or adjusted, details of such reset or adjustment and the number of the Ordinary Shares to be delivered in exchange for acquisition of Preferred Shares shall be notified or notified publicly to the holders of the Preferred Shares by the day preceding the reset date or the day on which such adjusted acquisition price or delivery ratio shall be applied (hereinafter referred to as the “Reset Date, Etc.”). Provided, however, that in case the Company is not able to give notices or public notices of such change to the holders of the Preferred Shares by the day preceding the Reset Date, Etc., the Company shall give notices or public notices of such change to the holders of the Preferred Shares promptly after the Reset Date, Etc.

(Notice or Public Notice of Restriction on Period for Request for Acquisition of Preferred Shares)

Article 47.

In case there is a provision which excludes a certain period within the period in which the holders of the Preferred Shares are entitled to request acquisition, included in the terms of the acquisition of Preferred Shares provided for in Article 20 of the Articles of Incorporation, the Company shall give notices or public notices of such excluded period to the holders of the Preferred Shares in advance.

(Procedures for Acquisition pursuant to Provisions of Acquisition of Preferred Shares)

Article 48.

1.	In case of acquisition or mandatory acquisition of Preferred Shares set forth in Article 19 and Article 21 of the Articles of Incorporation by the Company, the Company shall take procedures for submission of share certificates set forth in Article 219 of the Corporation Act.

2.	In case of acquisition of Preferred Shares set forth in Article 19 of the Articles of Incorporation, the Company shall give notices or public notices of the amount of cash to be delivered to the holders of the Preferred Shares in exchange for the acquisition of one (1) share of such Preferred Shares and any other necessary matters to the holders of the Preferred Shares during the procedures provided for in the preceding paragraph.

3.	In case of mandatory acquisition of Preferred Shares provided for in Article 21 of the Articles of Incorporation, the Company shall give notices or public notices of the number of the Ordinary Shares to be delivered in exchange for acquisition of such Preferred Shares set forth in the said article and any other necessary matters to the holders of the Preferred Shares.

(Request for Delivery of New Share Certificates upon Mandatory Acquisition of Preferred Shares)

Article 49.

1.

In case of mandatory acquisition of Preferred Shares provided for in Article 21 of the Articles of Incorporation, to request delivery of share certificates of the Ordinary Shares, a written request therefor set forth by the Company together with the Preferred Share Certificates concerned shall be submitted to the handling office or any of the liaison offices of the share transfer agent provided for in Article 2 hereof. Provided, however, that in case no Preferred Share Certificates concerned have been issued, the submission of Preferred Share Certificates shall not be required.

2.	The provisions of Article 44, Paragraph 2 hereof shall apply mutatis mutandis in case of the preceding paragraph.

CHAPTER XII.

HANDLING FEES

(Handling Fees)

Article 50.

Fees for handling of shares of the Company shall be as follows:

1.	In case of registration of the lost share certificates pursuant to Article 23 hereof:

The fee shall be three thousand (3,000) yen per registration of lost share certificate.

Even if an application to cancel the registration of the lost share certificates is made, the handling fee collected shall not be refunded.

2.	In case of purchase of fractional unit shares pursuant to Article 30 hereof or purchase of additional fractional unit shares pursuant to Article 34 hereof:

The fee shall be the amount obtained by multiplying the purchase price provided for in Article 31 hereof by 0.75%, or the amount obtained by multiplying the additional purchase price provided for in Article 38 hereof by 0.75%. (Fractions less than one (1) yen shall be disregarded.)

SUPPLEMENTAL PROVISIONS

(Effective Date)

Article 1.

These Regulations, as amended, shall take effect as of the time when the amendments to the Articles of Incorporation concerning the introduction of the unit share system, which were approved at the second Annual General Meeting of Shareholders, become effective.

(Treatment of Reissuance of Share Certificates under Judgment of Nullification)

Article 2.

In case a request for the reissuance of new share certificates is made by submitting a written request therefor together with the original or a certified copy of the judgment of nullification of the share certificates, such share certificates which became invalid by such judgment shall be newly issued.

Amendment History

October 1, 2001	Article 9 amended

June 27, 2002	Articles 1, 9, 10, 11, 23, 33, 34, 35 and 36 amended

April 1, 2003	Articles 4, 5, 24, 25, 26, 27, 29, 30, 33, 40, 41, Article 2 of Supplemental Provision amended
Articles after No. 28 were renumbered

July 1, 2003	Articles 1, 2, 32, 33, 35, 36, 37, 38, 39, 40, 41, 42, 45, 46, 47, 48 and 49 amended
Articles after No. 43 were renumbered

June 29, 2004	Articles 1, 45, 46, 47 and 48 amended

June 29, 2005	Articles 43, 44, 45, 46, 47 and 48 amended

October 1, 2005	Articles 2, 33, 35, 36, 38, 41, 43, 49 and 50 amended
Articles after No. 37 were renumbered

May 1, 2006	Articles 2, 4 through 10, 16 through 18, 20, 21, 23 through 27, 29, 31 through 33, and 35 through 50 amended
Articles after No. 37 were renumbered
Articles 1 through 3 of Supplemental Provisions amended

June 29, 2006	Articles 1, 9, 23 (newly established), 34, 39, 41, 46, 48, 49, 50, 51, 52 and Article 1 of Supplemental Provisions amended
Articles after No. 34 were renumbered

September 30, 2007	Articles 1, 3, 5 through 7, 15 through 17, 26, 29 through 39, 42, 44, 46 through 50 amended
Articles after No. 7 were renumbered
Article 1 of Supplemental Provisions amended
Article 3 of Supplemental Provisions deleted

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